Exhibit (k)(3)

FORM OF EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT effective as of the [   ] day of [   ] 2026 (“Effective Date”) by and among Megacorn Fund, a Delaware statutory trust (the “Fund”) and Forge Global Advisors LLC a Delaware limited liability company (the “Investment Adviser”).

WITNESSETH:

WHEREAS, the Investment Adviser acts as investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund dated [   ], 2026 (the “Investment Management Agreement”);

NOW, THEREFORE, in consideration of the Fund engaging the Investment Adviser pursuant to the Investment Management Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Prospectus as currently in effect.

2. The Investment Adviser agrees with the Fund to limit the amount of the Fund’s aggregate ordinary operating expenses (excluding any taxes, fees and interest payments on borrowed funds, distribution and servicing fees, brokerage and distribution costs and expenses, acquired fund fees and expenses (as determined in accordance with SEC Form N-2), expenses incurred in connection with any merger or reorganization, and extraordinary or non-routine expenses, such as litigation expenses) (collectively, “Specified Expenses”)) so they do not exceed, on an annualized basis, 1.75% of the average daily net assets of Institutional Class Shares and Advisor Class Shares in the relevant period (the “Expense Limit”). If the Fund’s aggregate ordinary operating expenses, exclusive of the Specified Expenses, in respect of any class for any day, exceed the Expense Limit, the Investment Adviser will waive its Investment Management Fee and/or reimburse the Fund for expenses to the extent necessary to eliminate such excess. The Investment Adviser may also directly pay expenses on behalf of the Fund and waive reimbursement under this Agreement.

3. This Agreement will have an initial term which shall begin on the Effective Date and end on May 1, 2028. The Agreement may not be terminated by the Investment Adviser during its initial term. Commencing one (1) year from the Effective Date, the Expense Limit will increase to 2.25% of the average daily net assets of the Institutional Class Shares and Advisor Class Shares. This Agreement will automatically renew for consecutive twelve-month terms unless the Investment Adviser determines to not so continue the term of this Agreement by giving the Fund not less than 5 days prior notice. Unless otherwise agreed to in writing by the Investment Adviser and the Fund, this Agreement shall terminate automatically upon the termination of the Investment Management Agreement.

4. This Agreement may be terminated at any time, and without payment of any penalty, by the Trustees, on behalf of the Fund, upon thirty (30) days’ written notice, provided, however, that, to the extent permitted under the Investment Company Act of 1940, as amended (the “Investment Company Act”), Section 5 shall survive any such termination in accordance with its terms.

5. To the extent that the Investment Adviser waives its Investment Management Fee, reimburses expenses to the Fund, or pays expenses directly on behalf of the Fund, it is permitted to recoup from the Fund any such amounts for a period not to exceed three years after the end of the month in which such fees and expenses were waived, reimbursed, or paid, even if such recoupment occurs after the termination of this Agreement. However, the Investment Adviser may only recoup amounts waived or assumed, provided it is able to effect such recoupment without causing the Fund’s expense ratio (after recoupment) to exceed the lesser of (i) the Expense Limit in effect at the time of the waiver and (ii) the Expense Limit in effect at the time of the recoupment.

6. This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, the applicable provisions of the Investment Company Act will control.

7. This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

MEGACORN FUND

By:
Title:

FORGE GLOBAL ADVISORS LLC

By:
Title: